Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279771

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated November 13, 2024)

Medicus Pharma Ltd.

970,000 Units

Consisting of an Aggregate of

970,000 Common Shares

and

970,000 Warrants to Purchase One Common Share

970,000 Common Shares Issuable upon the Exercise of the Warrants

This prospectus supplement amends and supplements the prospectus dated November 13, 2024, as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-279771). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on November 25, 2024 (the "Form 6-K"). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares and warrants are listed on The Nasdaq Capital Market ("Nasdaq") under the symbols "MDCX" and "MDCXW," respectively. Our common shares are listed in Canada on the TSX Venture Exchange (the "TSXV") under the symbol "MDCX." On November 22, 2024, the last reported sales prices of the common shares on Nasdaq and the TSXV were $1.92 and C$3.07, respectively, and the last reported sales prices of the warrants on Nasdaq was $0.50.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 8 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 25, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of November 2024.

Commission File Number 001-42408

MEDICUS PHARMA LTD.
(Translation of registrant's name into English)

Suite 3400, 100 King St W

Toronto, Ontario, Canada, M5X 1A4

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

INDEX TO EXHIBITS

Exhibit	Description
99.1	Management's discussion and analysis for the three and nine months ended September 30, 2024
99.2	Condensed consolidated interim financial statements for the three and nine months ended September 30, 2024 and 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Medicus Pharma Ltd.

Date: November 25, 2024	By	/s/ Raza Bokhari
Name: Dr. Raza Bokhari
Title: Executive Chairman and Chief Executive Officer

Exhibit 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following management's discussion and analysis ("MD&A") of results of operations and financial conditions of Medicus Pharma Ltd. ("Medicus", the "Company", "we", "our", "us" and similar expressions), formerly Interactive Capital Partners Corporation ("Interactive"), has been prepared as of September 30, 2024, and should be read in conjunction with the audited financial statements of Medicus Pharma Ltd., for the years ended December 31, 2023 and 2022 (the "annual financial statements") and the auditor's report thereon, and the Medicus unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2024 and 2023 (the "interim financial statements"), together with the information included under the headings "Risk Factors" in the Company's Annual Information Form dated July 19, 2024, which can be found on SEDAR+ at www.sedarplus.ca.

All financial information in this MD&A and annual and interim financial statements of the Company were prepared in accordance with International Financial Reporting Standards ("IFRS") and all dollar amounts are expressed in United States dollars unless otherwise noted.

This MD&A is dated as of November 22, 2024.

FORWARD LOOKING INFORMATION

Certain information contained in the MD&A is forward-looking and contains "forward-looking information" within the meaning of applicable securities laws in Canada. Forward-looking information may relate to our future outlook and anticipated events or results and may include information regarding our financial position, business strategy, growth strategies, budgets, operations, financial results, taxes, dividend policy, plans, or objectives. Particularly, information regarding our expectations of future results, performance, achievements, prospects or opportunities, or the markets in which we operate is forward-looking information. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "targets", "expects", "outlook", "prospects", "strategy", "intends", "believes", or variations (including negative and grammatical variations) of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might", "will", "occur" or "be achieved". In addition, any statements that refer to expectations, intentions, projections, or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management's expectations, estimates and projections regarding future events or circumstances.

Forward-looking information contained in this MD&A and other forward-looking information are based on our opinions, estimates and assumptions in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we currently believe are appropriate and reasonable in the circumstances. Despite a careful process to prepare and review the forward-looking information, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct.

The forward-looking information in this MD&A represents our expectations as of the date of this MD&A. The Company does not, and will not, have any policies to update or revise any forward-looking information whether as a result of new information, future events or otherwise, except as required under applicable securities laws in Canada.

Further information regarding factors that may cause actual results to differ materially are included in the Company's annual and other reports filed from time to time with the Canadian Securities Administrators on SEDAR+ (www.sedarplus.ca), including the Company's Annual Information Form dated July 19, 2024, under the heading "Risk Factors." This list of risk factors should not be construed as exhaustive. Readers are cautioned that events or circumstances could cause results to differ materially from those predicted, forecasted or projected. The forward-looking statements contained in this document speak only as of the date of this document. The Company does not undertake any obligation to publicly update or revise any forward-looking statements or information contained herein, except as required by applicable laws. The forward-looking statements contained in this document are expressly qualified by this cautionary statement.

COMPANY OVERVIEW

The Company is a clinical stage, multi-strategy holding company focused on investing in and accelerating novel life sciences and bio-technology companies through U.S. Food and Drug Administration ("FDA") approved clinical trials. Utilizing a thesis driven collaborative process, the Company attempts to acquire and advance clinical stage assets through clinical development and commercialization. The Company looks into opportunities across all therapeutics areas where an unmet need exists for improved patient safety and efficacy. The Company is actively exploring to expand its drug development pipeline through qualified and accretive acquisitions and partnerships.

The Company has two wholly owned subsidiaries, Medicus Pharma Inc., a Company incorporated in the state of Delaware on October 12, 2023, and SkinJect, Inc. ("SkinJect").

SkinJect is focused on the development of a novel drug delivery system using dissolvable microneedle arrays ("MNAs") for the treatment of certain skin cancers. To that end, the Company licensed certain technology co-developed by the University of Pittsburgh and Carnegie Mellon University. The Company established and validated fabrication processes relative to the MNAs, completed pre-clinical testing and secured approval to proceed with clinical trials activity from the Food and Drug Administration.

The Company then completed a dose escalation study ("'SKNJCT-001") that assessed the safety of MNA patch in patients with basal cell carcinoma ("BCC"). There were no serious adverse events nor any demonstrated alterations in any clinical measurements during the trial. The conclusion of the study was that MNA patch was well tolerated with no evidence of dose limiting toxicity.

The Company had initiated a clinical study ("SKNJCT-002") aimed at evaluating clinical efficacy. The first part involved the enrollment of 15 healthy volunteers and was designed to study the penetration of placebo-containing Dynamic Mechanical Allodynia ("DMA") patches at five different anatomic locations. After the first seven health volunteers were enrolled, due to the variability of array application observed by the investigator, SkinJect made the decision to pause the trial. The study was never resumed, and it was ultimately closed without further enrollment. There were no adverse events reported in the enrolled subjects.

In January 2024, the Company submitted the clinical design for a randomized, double-blinded, placebo-controlled ("P-MNA"), multi-center study ("SKNJCT-003") enrolling up to 60 subjects presenting with nodular type BCC of the skin. The FDA responded in March 2024 and requested additional clinical information. A final protocol was submitted to the FDA in July 2024, which included the information requested by the FDA, along with updated chemistry, manufacturing and controls ("CMC"), stability and sterility data. On July 31, 2024, the FDA responded to the latest submission and requested certain additional information and clarification. The Company has responded to the FDA on August 2, 2024. Beginning August 13, 2024, the Company commenced activating its clinical trial sites and has enrolled its first patient.

Business Combination Agreement

Unless otherwise stated, all information in this MD&A is presented giving retroactive effect to the Share Consolidation (as defined below under "Subsequent Events").

On March 17, 2023, and as amended on May 12, 2023 and August 29, 2023, the Company entered into a Business Combination Agreement with RBx Capital, LP ("RBx") and SkinJect under which the Company entered into a reverse takeover transaction ("RTO") with SkinJect on September 29, 2023. The RTO transaction included a concurrent financing of $5,109,950. To facilitate the RTO, SkinJect converted all its equity securities, including securities convertible into common stock, into shares of SkinJect common stock. Effective September 29, 2023, Interactive changed its name to Medicus Pharma Ltd.

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Interactive and SkinJect were combined via the purchase of SkinJect which constituted a reverse takeover of Interactive by the shareholders of SkinJect. Interactive acquired all of the issued and outstanding shares of SkinJect common stock and issued to each former shareholder of SkinJect (other than Interactive) the number of common shares in the capital of the Company as described below. In connection with and as a closing condition of the RTO, Interactive raised aggregate gross proceeds of $5,109,950 through the issuance of 1,277,488 common shares at a price of $4.00 per share.

Pursuant to the terms of the RTO, all outstanding financial instruments of SkinJect were converted into shares of SkinJect common stock. The SkinJect preferred shares, convertible promissory notes and note payable were converted into 15,423,561 shares of SkinJect common stock which were then consolidated into 4,626,876 shares of SkinJect common stock on a 3.413443-to-1 basis, with the exception of $1,000,000 of convertible promissory notes, which converted into 261,781 of the Company's common shares on a one-to-one basis. In addition, 6,434,000 shares of SkinJect common stock were consolidated on a 3.413443-to-one basis, into 1,884,900 shares of SkinJect common stock.

Immediately prior to the completion of the RTO, the 7,249,999 Interactive common shares were consolidated into 287,471 common shares on a 25.219932-to-1 basis.

Upon closing of the transaction, the Company assumed $2,071,580 in transaction costs incurred by RBx that related to the RTO. The consideration paid to acquire Interactive consisted of net liabilities assumed of $50,000 and the value of the shares exchanged with Interactive, valued at $1,149,882, which was expensed on completion of the RTO.

RBx, a family office controlled by the Company's Executive Chairman and CEO, played a foundational role in the Company's development, dating back to the identification and evaluation of the SkinJect technology and negotiation of a proposed merger and Canadian listing transaction with the SkinJect principals.  RBx participated as lead investor in financings leading up to the Business Combination.  It also identified Interactive as a suitable Canadian reporting issuer vehicle to combine with SkinJect in the Business Combination (Interactive subsequently changed its name to "Medicus Pharma Ltd.").

RBx was a party to the Business Combination Agreement prior to Interactive being identified and designated as the acquisition vehicle.  The Business Combination Agreement was later amended to include Interactive as acquiror.

Beginning prior to the designation of Interactive as the acquisition vehicle, RBx engaged external legal and accounting advisors, paid regulatory and exchange listing costs, and incurred other expenses for the advancement of the Business Combination and associated financings, and the TSX Venture Exchange ("TSXV" listing.

Following completion of the Business Combination and upon approval by the disinterested board members of the Company, expenses incurred by RBx were reimbursed by the Company.

The Company determined that the expenses incurred by and reimbursed to RBx were appropriately recorded as Company listing expenses in the Company's financial statements. Pursuant to IFRS 2.13A, as RBx assumed costs in connection with the Business Combination, these costs form part of the transaction and were recognized as a liability measured at fair value.

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SELECTED FINANCIAL INFORMATION

The following table sets forth selected financial information with respect to the Company. The selected financial information has been derived, except where indicated,  from the interim financial statements for the three and nine months ended September 30, 2024.

		September 30,		December 31,
		2024		2023
		$		$
Total assets		5,720,909		1,893,057
Total liabilities		2,228,805		781,609

		Three months ended September 30,				Nine months ended September 30,
		2024		2023		2024		2023
	$		$		$		$
Total operating expenses		3,005,747		226,813		8,830,197		885,040
Net loss and comprehensive loss		(2,959,216)		(2,963,692)		(8,880,935)		(3,936,284)
Net loss per common share (basic and diluted)		(0.31)		(1.47)		(0.98)		(2.04)

As of the date of this MD&A, we have not earned revenue and we do not expect to generate revenue in the near future.

DISCUSSION OF OPERATIONS

The following table outlines our statements of loss and comprehensive loss for the three and nine months ended September 30, 2024 and 2023:

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	$	$	$	$
General and administrative	2,201,911	186,418	6,008,493	725,957
Research and development	777,514	40,395	2,162,680	159,083
Depreciation	26,322	-	78,395	-
Share-based compensation	-	-	580,629	-
Total operating expenses	3,005,747	226,813	8,830,197	885,040
Loss from operations	(3,005,747)	(226,813)	(8,830,197)	(885,040)
Finance expense (income), net	(46,531)	186,214	50,738	500,579
Listing expense	-	2,550,665	-	2,550,665
Net loss and comprehensive loss	(2,959,216)	(2,963,692)	(8,880,935)	(3,936,284)
Net loss per common share (basic and diluted)	(0.31)	(1.47)	(0.98)	(2.04)

4

General and administrative

General and administrative expenses for the three and nine months ended September 30, 2024 and 2023 are comprised of:

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
	$	$	$	$
Professional fees	1,137,176	124,904	2,811,358	483,679
Consulting fees	417,405	60,000	1,356,599	180,000
Salaries, wages and benefits	279,358	-	819,717	-
General office, insurance and administration expenditures	157,018	1,514	580,335	62,278
Investor relations	210,954	-	440,484	-
	2,201,911	186,418	6,008,493	725,957

Professional fees increased by $1,012,272 or 810% and $2,327,679 or 481% for the three and nine months ended September 30, 2024, respectively, compared to the equivalent periods in the prior year. The increase was primarily due to increases in legal and accounting fees related to the Company's registration statement filing with the U.S. Securities and Exchange Commission.

Consulting fees increased by $357,405 or 596% and $1,176,599 or 654% for the three and nine months ended September 30, 2024, respectively, compared to the equivalent periods in the prior year. Consulting fees include fees paid to individuals and professional firms who provide advisory services to the Company and fluctuate from period to period based on the nature of the transactions the Company undertakes.

Salaries, wages and benefits increased by $279,358 or 100% and $819,717 or 100% for the three and nine months ended September 30, 2024, respectively, compared to the equivalent periods in the prior year. The Company did not have employees in the equivalent periods of the prior year.

General office, insurance and administration expenditures increased by $155,054 or 10271% and $518,057 832% for the three and nine months ended September 30, 2024, respectively, compared to the equivalent periods in the prior year. The increase was primarily due to the Company now incurring more significant insurance related expenses and general office related expenditures in support of expanded operations.

Investor relations costs increased by $210,954 or 100% and $440,484 or 100% for the three and nine months ended September 30, 2024, respectively, compared to the equivalent periods in the prior year. Investor relations expenses for the three and nine months ended September 30, 2024, were incurred as a result of the Company becoming a listed public entity after the RTO transaction.

There is an expected increase in general and administrative expenses associated with being a public company, including costs related to accounting, audit, legal, regulatory, and tax-related services associated with maintaining compliance with applicable securities law requirements; additional director and officer insurance costs; and investor and public relations costs.

Research and development ("R&D")

Research and development ("R&D") costs include costs incurred under agreements with third-party contract research organizations, contract manufacturing organizations and other third parties that conduct preclinical and clinical activities on our behalf and manufacture our product candidates, and other costs associated with our R&D programs, including laboratory materials and supplies.

R&D expenses increased by $737,119 or 1825% and $2,003,597 or 1259% for the three and nine months ended September 30, 2024, respectively, compared to the equivalent periods in the prior year. This increase is primarily due to costs incurred related to SKNJCT-003.

5

As of the date of this MD&A, the Company has commenced activating its clinical trial sites and participant recruitment is now underway and we expect to randomize patients shortly.

We expect our R&D expenses to increase substantially for the foreseeable future as we continue with the SKNJCT-003 study and trials.

The principal risks related to the Company's future performance are that the trials are unsuccessful, the Company does not receive FDA approval to proceed with the next stage of its research and development, or the Company is unsuccessful in obtaining future funding needed to continue its research and development. These are customary risks for a development stage pharmaceutical Company and are less acute than for a Company with a less advanced product.  Nevertheless, there can be no assurance that the Company will be able to complete its trials of the MNA, that the trials will be successful, or that the product will ultimately reach commercialization.

Depreciation

Depreciation increased by $26,322 or 100% and $78,395 or 100% for the three and nine months ended September 30, 2024, respectively, compared to the equivalent periods in the prior year. Depreciation is the result of a right-of-use asset related to the new office lease.

Share-based compensation

Share-based compensation was $nil and $580,629 for the three and nine months ended September 30, 2024, respectively, compared to $nil and $nil for the equivalent periods in the prior year. Share-based compensation changes based on the variability in the number of options granted, vesting periods of the options and the grant date fair value. During the nine months ended September 30, 2024, the share-based compensation expense relates to the vesting of share options. On June 25, 2024, the Board of Directors approved the acceleration of vesting for all outstanding share options resulting in the Company recognizing the remaining expense for all share options outstanding and unvested as of that date.

Finance expense (income), net

Finance expense (income) decreased by $232,745 or 125% and $449,841 or 90% for the three and nine months ended September 30, 2024, respectively, compared to the equivalent periods in the prior year. Finance expense (income) for the three and nine months ended September 30, 2024, is primarily related to interest on convertible notes and the Company's office lease offset by interest income earned on short-term money market investments. Finance expense for the three and nine months ended September 30, 2023, was comprised of interest accretion on convertible promissory notes and dividend expense, partially offset by a fair value adjustment gain on the convertible promissory notes.

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SUMMARY OF QUARTERLY RESULTS

The following table sets forth selected unaudited quarterly results of operations data for each of the four quarters immediately preceding September 30, 2024. The information for each of these quarters has been derived from the condensed interim consolidated financial statements of the Company.  Financial data for the four quarters including and immediately preceding the RTO, which occurred on September 29, 2023, have been omitted.  Prior to the RTO, the Company existing as a shell company with no operations and its results of operations during this period are not relevant to its ongoing business.

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	$	$	$	$
Net loss	(2,959,216)	(4,130,198)	(1,791,521)	(3,514,800)
Net loss attributable to shareholders:
Basic and diluted	(0.31)	(0.51)	(0.22)	(0.44)

LIQUIDITY, CAPITAL RESOURCES AND FINANCING

The general objectives of our capital management strategy are to preserve our capacity to continue operating, provide benefits to our stakeholders and provide an adequate return on investment to our shareholders by continuing to invest in our future in a manner that is commensurate with the level of operating risk we assume. We determine the total amount of capital required consistent with risk levels. This capital structure is adjusted on a timely basis depending on changes in the economic environment and risks of the underlying assets. We are not subject to any externally imposed capital requirements.

The financial statements and this MD&A have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The financial statements and this MD&A do not include any adjustments to the amounts and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

We currently do not earn any revenues from our preclinical programs and are therefore considered to be in the R&D stage. As required, the Company will continue to finance its operations through the sale of equity or pursue non-dilutive funding sources available to the Company in the future. The continuation of our R&D activities is dependent on our ability to obtain financing.

As at September 30, 2024, the Company had cash and cash equivalents of $5,306,159 compared to cash and cash equivalents of $1,719,338 as of December 31, 2023. During the nine months ended September 30, 2024, the Company received $5,172,500 of net proceeds from the issuance of convertible notes and $5,470,000 net proceeds from the issuance of common shares in a non-brokered private placement. For the nine months ended September 30, 2024, cash used in operating activities was $6,980,076 compared to $769,657 for the equivalent period in the prior year. As at September 30, 2024, the Company has an accumulated deficit of $27,751,997 (December 31, 2023 - $18,871,062) and net loss and comprehensive loss of $2,959,216 and $8,880,935 for the three and nine months ended September 30, 2024 (2023 - $2,963,692 and $3,936,284). The Company has a working capital surplus of $3,450,299 as at September 30, 2024 (December 31, 2023 - $1,111,448).

The Company does not expect to generate positive cash flow from operations for the foreseeable future due to additional R&D expenses, including expenses related to drug discovery, preclinical testing, clinical trials, chemistry, manufacturing and controls and operating expenses associated with supporting these activities. It is expected that negative cash flow from operations will continue until such time, if ever, that we receive regulatory approval to commercialize any of our products under development and/or we receive royalty or milestone revenue from any such products that exceeds our expenses.

7

Cash flows

	Nine months ended September 30,
	2024	2023
	$	$
Cash used in operating activities	(6,980,076)	(769,657)
Cash provided by financing activities	10,566,897	5,609,950
Net change in cash during the period	3,586,821	4,840,293
Cash, beginning of the period	1,719,338	267,652
Cash, end of the period	5,306,159	5,107,945

Cash flows used in operating activities

Cash flows used in operating activities for the nine months ended September 30, 2024 were $6,980,076 compared to cash flows used in operating activities of $769,657 for the nine months ended September 30, 2023. The increase is primarily due to increased spending on research and development and general and administrative expenses.

Cash flows provided by financing activities

Cash flows provide by financing activities for the nine months ended September 30, 2024, were $10,566,897 compared to cash flows provided by financing activities of $5,609,950 for the nine months ended September 30, 2023. The increase is primarily due to increased proceeds from the issuance of convertible notes and proceeds from the issuance of common shares during the nine months ended September 30, 2024.

CONTRACTUAL OBLIGATIONS

We have no significant contractual arrangements other than those noted in our financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company's financial instruments are exposed to certain risks as summarized below.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from deposits with banks and outstanding receivables. The Company does not hold any collateral as security but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company's exposure to liquidity risk is dependent on the Company's ability to raise additional capital to meet its commitments and sustain operations. The Company mitigates liquidity risk by management of working capital, cash flows, and the issuance of share capital.

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The Company is obligated to the following contractual maturities of undiscounted cash flows as at September 30, 2024:

	Carrying amount	Contractual cash flows	Year 1	Year 2	Year 3 and beyond
	$	$	$	$	$
Accounts payable and accrued liabilities	1,879,834	1,879,834	1,879,834	-	-
Lease obligation	348,971	398,181	141,211	145,448	111,522
	2,228,805	2,278,015	2,021,045	145,448	111,522

The Company is obligated to the following contractual maturities of undiscounted cash flows as at December 31, 2023:

	Carrying amount	Contractual cash flows	Year 1	Year 2	Year 3 and beyond
	$	$	$	$	$
Accounts payable and accrued liabilities	781,609	781,609	781,609	-	-
	781,609	781,609	781,609	-	-

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk and other price risk.

Currency risk

Currency risk is the risk to the Company's earnings that arises from fluctuations of foreign exchange rates. The Company's primary exposure with respect to foreign currencies is from Canadian dollar denominated trade and other payables. A 1% change in the foreign exchange rates would not result in any significant impact to the consolidated financial statements.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk as at September 30, 2024.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or currency risk, whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is not exposed to other price risks as at September 30, 2024.

Fair values

The carrying values of cash and trade and other payables approximate the fair values due to the short-term nature of these items. The risk of material change in fair value is not considered to be significant due to a relatively short-term nature. The Company does not use derivative financial instruments to manage this risk.

9

Financial instruments recorded at fair value on the statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest-level input significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

  Level 1 - Unadjusted quoted prices as at the measurement date for identical assets or liabilities in active markets.

  Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3 - Significant unobservable inputs that are supported by little or no market activity. The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

RELATED PARTY TRANSACTIONS

The Company had an agreement with Velocity Fund Management, LLC ("VFM"), an affiliate of a shareholder of the Company, that provided for certain managerial positions to be filled from within VFM. These employees were not deemed employees of the Company, and VFM was responsible for the payment and provision of all wages, bonuses, commissions and benefits. Reimbursable salaries paid to VFM were $nil during the periods ended September 30, 2024 (2023 - $60,000). This agreement was terminated on September 29, 2023.

On October 18, 2023, the Company signed an agreement with RBx, that provides for certain managerial positions to be filled from within RBx. RBx is responsible for the payment and provision of all wages, bonuses, and benefits for these positions. Reimbursable salaries paid to RBx pursuant to this agreement are $125,000 per month. Reimbursable salaries paid to RBx were $375,000 and $1,050,000 during the three and nine months ended September 30, 2024 (2023 - $nil and $nil). Additional expenses of $36,829 and $161,006 were incurred by RBx on behalf of the Company in the three and nine months ended September 30, 2024. The Company paid $403,506 and $1,233,534 to RBx during the three and nine months ended September 30, 2024 (2023 - $nil and $nil). The total amount of accounts payable to RBx was $143,422 as of September 30, 2024 (December 31, 2023 - $165,950).

In connection with the convertible notes issued by the Company on May 3, 2024, related parties consisting of key management personnel subscribed for 168,750 convertible notes in the principal amount of $675,000. Upon conversion the Company settled the convertible notes, along with accrued but unpaid interest, with 172,953 common shares.

10

Key management personnel compensation during the periods ended September 30, 2024 and 2023 comprised:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
	$	$
Salaries and benefits	359,489	-	1,014,849	-
Share-based payments	-	-	435,717	-
Total	359,489	-	1,450,566	-

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Refer to Note 2 and Note 3 of the audited financial statements for the year ended December 31, 2023, together with Note 2 of the unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2024, for a full discussion of our critical accounting policies and estimates.

OUTSTANDING SHARE DATA

The Company has authorized unlimited common shares with no par value. Each holder of common shares is entitled to one vote for each share owned on all matters voted upon by shareholders.

The Company has 11,816,721 common shares issued and outstanding, 1,037,500 share options issued and outstanding and 970,000 warrants issued and outstanding as of the date of this MD&A.

SUBSEQUENT EVENTS

On October 28, 2024, the Company effected a reverse stock split of its common shares at a ratio of 1-for-2 (the "Share Consolidation").  The Share Consolidation was approved by the shareholders of the Company on June 25, 2024 and by the board of directors of the Company on October 15, 2024.

After the completion of the Share Consolidation, the number of the Company's issued and outstanding common shares decreased from 21,693,560 to 10,846,721. The par value of the Company's common shares remains unchanged at $nil per share after the Share Consolidation. The Share Consolidation was completed in preparation for a proposed U.S. listing.

On November 14, 2024, the Company granted 100,000 share options to an officer of the Company with an exercise price of C$3.25 and an expiry date of November 14, 2029. Each share option can be exercised to acquire one common share of the Company. The share options will vest over 5 years.

On November 15, 2024, the Company closed its initial public offering in the United States of 970,000 units, at a price of $4.125 per unit. Each unit consists of one common share of the Company and one warrant to purchase one common share. The warrants have an exercise price of $4.64 per share and will expire 5 years from the date of issuance. In connection with the offering, the underwriter partially exercised its overallotment option and purchased an additional 145,500 warrants at $0.01 per warrant. The common shares and the warrants commenced trading on the Nasdaq Capital Market under the symbols "MDCX" and "MDCXW," respectively on November 14, 2024. The common shares will continue to trade on the TSXV under the symbol "MDCX". The warrants will not trade on the TSXV.

On November 20, 2024, the Company granted 50,000 share options to a consultant of the Company with an exercise price of C$2.70 and an expiry date of November 20, 2029. Each share option can be exercised to acquire one common share of the Company. The share options are fully vested upon the date of grant.

11

DISCLOSURE OF INTERNAL CONTROLS

Management has established processes to provide them with sufficient knowledge to support representations that they have exercised reasonable diligence to ensure that (i) the annual consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the annual consolidated financial statements: and (ii) the annual consolidated financial statements fairly present in all material respects the financial condition, financial performance and cash flows of the Company, as of the date of and for the periods presented.

In contrast to the certificate required for non-venture issuers under National Instrument 52-109 Certification of Disclosure in issuers' Annual and Interim filings ("NI 52-109"), the Venture Issuer Basic Certificate filed by the Company does not include representations relating to the establishment and maintenance of disclosure controls and procedures ("DC&P") and internal control over financial reporting ("ICFR"), as defined in NI 52-109. In particular, the certifying officers filing such certificate are not making any representations relating to the establishment and maintenance of:

(i) controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation: and

(ii) a process to provide reasonable assurance regarding the reliability of financial reposting and the preparation of the unaudited condensed interim consolidated financial statements for external purposed in accordance with the issuer's generally accepted accounting principles (IFRS).

The Company's certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they are making in such certificate. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost-effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

ADDITIONAL INFORMATION

Additional information relating to the Company can be found on SEDAR+ at www.sedarplus.ca and on the U.S. Securities and Exchange Commission's EDGAR website at www.sec.gov.

12

Exhibit 99.2

Medicus Pharma Ltd.

Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2024 and 2023

(unaudited) (expressed in United States dollars, except number of shares)

Medicus Pharma Ltd.

Condensed Consolidated Interim Statements of Financial Position

(unaudited) (expressed in United States dollars)

As at		September 30, 2024	December 31, 2023
	Notes	$	$
Assets
Current assets
Cash and cash equivalents		5,306,159	1,719,338
Prepaids		136,361	173,719
Total current assets		5,442,520	1,893,057
Non-current assets
Right-of-use assets, net	3	278,389	-
Total assets		5,720,909	1,893,057

Liabilities
Current liabilities
Accounts payable and accrued liabilities		1,879,834	781,609
Lease obligations	3	112,387	-
Total current liabilities		1,992,221	781,609
Non-current liabilities
Lease obligations	3	236,584	-
Total liabilities		2,228,805	781,609

Shareholders' equity
Share capital	5	30,516,801	19,835,839
Contributed surplus	6	727,300	146,671
Deficit		(27,751,997)	(18,871,062)
Total shareholders' equity		3,492,104	1,111,448
Total liabilities and shareholders' equity		5,720,909	1,893,057

Commitments and contingencies	10
Subsequent events	13

Approved on behalf of the Board:

"Signed"	"Signed"
Director - Robert Ciaruffoli	Director - Frank Lavelle

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Medicus Pharma Ltd.

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

(unaudited) (expressed in United States dollars, except number of shares)

		For the three months ended September 30,		For the nine months ended September 30,
		2024	2023	2024	2023
	Notes	$	$	$	$
Operating expenses
General and administrative	8	2,201,911	186,418	6,008,493	725,957
Research and development		777,514	40,395	2,162,680	159,083
Depreciation	3	26,322	-	78,395	-
Share-based compensation	6	-	-	580,629	-
Total operating expenses		3,005,747	226,813	8,830,197	885,040

Loss from operations		(3,005,747)	(226,813)	(8,830,197)	(885,040)

Finance expense (income), net	9	(46,531)	186,214	50,738	500,579
Listing expense		-	2,550,665	-	2,550,665
Net loss and comprehensive loss for the period		(2,959,216)	(2,963,692)	(8,880,935)	(3,936,284)

Loss per share - basic and diluted	7	(0.31)	(1.47)	(0.98)	(2.04)

Weighted average number of common shares outstanding - basic and diluted	7	9,514,738	2,019,505	9,037,153	1,930,261

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Medicus Pharma Ltd.

Condensed Consolidated Interim Statements of Changes in Shareholders' Equity (Deficiency)

(unaudited) (expressed in United States dollars, except number of shares)

		Common shares		Contributed surplus	Deficit	Total
	Notes	#	$	$	$	$
Balance as at December 31, 2023		8,076,673	19,835,839	146,671	(18,871,062)	1,111,448
Conversion of debt	4	1,308,798	5,210,962	-	-	5,210,962
Issuance of common shares	5	1,461,250	5,470,000	-	-	5,470,000
Share-based compensation	6	-	-	580,629	-	580,629
Net loss and comprehensive loss for the period		-	-	-	(8,880,935)	(8,880,935)
Balance as at September 30, 2024		10,846,721	30,516,801	727,300	(27,751,997)	3,492,104

Balance as at December 31, 2022		1,884,900	194,538	-	(12,392,570)	(12,198,032)
Acquisition of Interactive Capital Partners Ltd.		287,471	1,149,882	-	-	1,149,882
Conversion of preferred shares		3,952,366	10,506,903	-	-	10,506,903
Conversion of promissory notes		647,224	2,724,566	-	-	2,724,566
Conversion of note payable		27,286	150,000	-	-	150,000
Issuance of common shares		1,277,426	5,109,950	-	-	5,109,950
Net loss and comprehensive loss for the period		-	-	-	(3,936,284)	(3,936,284)
Balance as at September 30, 2023		8,076,673	19,835,839	-	(16,328,854)	3,506,985

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Medicus Pharma Ltd.

Condensed Consolidated Interim Statements of Cash Flows

(unaudited) (expressed in United States dollars)

For the nine months ended September 30,	2024	2023
	$	$
Operating activities
Net loss and comprehensive loss for the period	(8,880,935)	(3,936,284)
Adjustments for non-cash items:
Finance expense, net	106,252	500,579
Depreciation	78,395	-
Share based compensation	580,629	-
Transaction costs	-	1,149,882
	(8,115,659)	(2,285,823)
Changes in non-cash working capital balances:
Prepaids	37,358	14,781
Accounts payable and accrued liabilities	1,098,225	1,501,385
Cash flows used in operating activities	(6,980,076)	(769,657)

Financing activities
Proceeds from issuance of convertible notes	5,172,500	500,000
Interest paid on convertible notes	(40,563)	-
Proceeds from issuance of share capital	5,470,000	-
Payment of lease obligation	(35,040)	-
Proceeds from concurrent financing	-	5,109,950
Cash flows provided by financing activities	10,566,897	5,609,950

Net change in cash during the period	3,586,821	4,840,293
Cash and cash equivalents, beginning of the period	1,719,338	267,652
Cash and cash equivalents, end of the period	5,306,159	5,107,945

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

1. Nature of business

Medicus Pharma Ltd. (the "Company" or "Medicus Pharma"), formerly Interactive Capital Partners Corporation ("Interactive"), up to the completion of the reverse takeover ("RTO"), is a clinical stage, multi-strategy holding company focused on investing in and accelerating novel life sciences and bio-technology companies through FDA approved clinical trials. The Company was incorporated pursuant to the provisions of the Business Corporations Act (Ontario) on April 30, 2008.

The Company's registered office is located at 100 King Street West, Suite 3400, One First Canadian Place, Toronto, Ontario, Canada. The Company's common shares trade on each of the TSX Venture Exchange (the "TSXV") and on The Nasdaq Capital Market ("Nasdaq") under the symbol "MDCX". The Company's warrants to purchase common shares trade on Nasdaq under the symbol "MDCXW".

Business Combination Agreement

On March 17, 2023, and as amended on May 12, 2023 and August 29, 2023, the Company entered into a Business Combination Agreement ("BCA") with RBx Capital, LP ("RBx") and SkinJect, Inc. ("SkinJect") under which the Company entered into an RTO with SkinJect on September 29, 2023. The RTO transaction included a concurrent financing of $5,109,950. SkinJect converted all its shares of equity and securities convertible into equity into common shares to facilitate the RTO. The Company incurred a listing expense of $2,550,665 in connection with the RTO.

RBx, a family office controlled by the Company's Executive Chairman and CEO, played a foundational role in the Company's development, dating back to the identification and evaluation of the SkinJect technology and negotiation of a proposed merger and Canadian listing transaction with the SkinJect principals.  RBx participated as lead investor in financings leading up to the Business Combination.  It also identified Interactive as a suitable Canadian reporting issuer vehicle to combine with SkinJect in the Business Combination (Interactive subsequently changed its name to "Medicus Pharma Ltd.").

RBx was a party to the Business Combination Agreement prior to Interactive being identified and designated as the acquisition vehicle. The Business Combination Agreement was later amended to include Interactive as acquiror.

Prior to the designation of Interactive as the acquisition vehicle, RBx engaged external legal and accounting advisors, paid regulatory and exchange listing costs, and incurred other expenses for the advancement of the Business Combination and associated financings and TSXV listing.

Following completion of the Business Combination and upon approval by the disinterested board members of the Company, expenses incurred by RBx in connection with the RTO transaction were reimbursed by the Company.

The Company determined that the expenses incurred by and reimbursed to RBx were appropriately recorded as Company listing expenses in the Company's financial statements.  Pursuant to IFRS 2.13A, as RBx assumed costs in connection with the Business Combination, these costs form part of the transaction and were recognized as a liability measured at fair value.

Reverse Share Split

On June 25, 2024, the Company's shareholders approved an amendment to the Company's articles of incorporation to  provide for the share consolidation, or reverse stock split, of the Company's issued and outstanding common shares at such a consolidation ratio to be determined by the Board of Directors of the Company in its sole discretion, to permit the Company to satisfy all conditions and necessary regulatory approvals to list the common share on a U.S national securities exchange as the Board of Directors of the Company may determine in its sole direction (the "Share Consolidation"). The Board of Directors of the Company approved the Share Consolidation on October 15, 2024, and the Share Consolidation was completed by the Company on October 28, 2024, at the ratio of 1-for-2 (Note 13).

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

Share and per share data presented in these consolidated financial statements has been adjusted for the Share Consolidation.

Subsidiaries

These unaudited condensed consolidated interim financial statements (the "consolidated financial statements") comprise the results of the Company and its subsidiaries, which are the entities over which the Company has control. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and can affect those returns through its power over the investee.

The accompanying consolidated financial statements include the accounts of Medicus Pharma and its subsidiaries. The consolidated financial statements incorporate the assets and liabilities of the Company and its subsidiaries as at September 30, 2024 and December 31, 2023 and the results of these subsidiaries for the three and nine months ended September 30, 2024 and 2023.

Subsidiaries are fully consolidated from the date on which control is obtained by the Company. All intercompany balances, transactions, unrealized gains and losses resulting from intercompany transactions and dividends are eliminated on consolidation.

The Company has the following subsidiaries:

		Ownership percentage as at
Entity name	Country	September 30, 2024	December 31, 2023
SkinJect, Inc.	USA	100%	100%
Medicus Pharma Inc.	USA	100%	100%

The Company's wholly owned subsidiaries are focused on the development of a drug delivery system using a dissolvable microneedle array for the treatment of certain skin cancers.

2. Basis of presentation

Statement of compliance

These consolidated financial statements of the Company have been prepared under International Financial Reporting Standards ("IFRS") in accordance with International Accounting Standards 34, Interim Financial Reporting, as issued by the International Accounting Standards Board. The consolidated financial statements are prepared on a basis consistent with those accounting policies followed by the Company in the most recent audited annual consolidated financial statements. Certain disclosures normally included in annual financial statements prepared in accordance with IFRS, have been omitted or condensed. Accordingly, these consolidated financial statements should be read in conjunction with the Company's audited annual consolidated financial statements and the notes thereto for the year ended December 31, 2023.  In the opinion of management, the accompanying condensed consolidated interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

These consolidated financial statements were approved and authorized for issuance by the Board of Directors of the Company on November 22, 2024.

Basis of measurement

These consolidated financial statements have been prepared on a historical cost basis, except for financial instruments measured at fair value through profit and loss ("FVTPL"). Historical cost is generally based upon the fair value of the consideration given in exchange for goods and services.

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2, Share-based Payment ("IFRS 2").

Functional currency and presentation currency

The financial statements of each company within the consolidated group are measured using their functional currency, which is the currency of the primary economic environment in which an entity operates. The Company's functional currency is the United States dollar and the functional currencies of its subsidiaries are also the United States dollar.

Use of estimates and judgments

In preparing these consolidated financial statements, the significant judgments made by management in applying the Company's accounting policies and key sources of estimation uncertainty were the same as those applied in Note 2 of the audited annual consolidated financial statements for the year ended December 31, 2023. Actual results could differ from those estimates and assumptions.

New standards, amendments and interpretations not yet adopted by the Company

There are no accounting pronouncements which have become effective from January 1, 2024, that have a significant impact on the Company's condensed consolidated interim financial statements.

Summary of significant accounting policies adopted in the period

Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company recognizes a right-of-use asset and a lease obligation at the lease commencement date. The right-of-use ("ROU") asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of the costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. ROU assets are depreciated to the earlier of the end of useful life of the ROU asset or the lease term using the straight-line method as this most closely reflects the expected pattern of the consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. In addition, the ROU asset can be periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease obligation. The lease obligation is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate.

The lease obligation is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company's estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease obligation is remeasured in this way, a corresponding adjustment is made to the carrying amount of the ROU asset, unless it has been reduced to zero.

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

The Company has elected to apply the practical expedient to not recognize ROU assets and lease obligations for short-term leases that have a lease term of twelve months or less and for leases of low value assets. The lease payments associated with those leases are recognized as an expense on a straight-line basis over the lease term.

Cash and cash equivalents

Cash and cash equivalents include cash held at financial institution and short-term investments in highly liquid marketable securities, having a term to maturity of three months or less.

3. Leases

Right-of-use asset

The Company's lease relates to office space.

Costs	$
Balance - December 31, 2023	-
Additions	356,784
Balance - September 30, 2024	356,784

Accumulated depreciation
Balance - December 31, 2023	-
Depreciation	78,395
Balance - September 30, 2024	78,395

Net balance - December 31, 2023	-
Net balance - September 30, 2024	278,389

Lease obligations

$
Balance - December 31, 2023	-
Additions	356,784
Interest accretion	27,227
Lease repayments	(35,040)
Balance - September 30, 2024	348,971
Current	112,387
Non-current	236,584

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

The following table sets out a maturity analysis of the lease payments payable, showing the undiscounted lease payments to be paid on an annual basis, reconciled to the lease obligation as follows:

$
Less than one year	141,211
One to two years	145,448
Thereafter	111,522
Total undiscounted lease payments payable	398,181
Less: impact of present value	(49,210)
Balance - September 30, 2024	348,971

Expenses for the three and nine months ended September 30, 2024, relating to leases of short-term and low-value leases, were $1,508 and $4,524 (2023 - $nil and $nil).

4. Convertible notes

On May 3, 2024, the Company issued convertible notes in the principal amount of $5,172,500. The convertible notes accrued interest at the rate of 10% per annum, payable in-kind semi-annually in arrears in the form of either cash or common shares of the Company, at the election of the holder, and had a maturity date of December 31, 2025.

Prior to January 1, 2025, the convertible notes would automatically convert to common shares in the event that the Company completed an initial public offering in the United States, at a conversion price equal to the greater of (i) a 20% discount to the initial public offering price and (ii) US$4.00; or if there had been a change of control, at a conversion price of $4.00 per common share. On or after January 1, 2025, conversion would be at the option of the holder at a conversion price of $4.00 per common share. The Company had the option to redeem all or any portion of the convertible notes at a price equal to 100% of the outstanding principal plus accrued and unpaid interest up to but not including the date of redemption. In the event of a change of control, the Company would offer to repurchase the convertible notes at a price equal to 101% of the principal plus accrued and unpaid interest up to but not including the date of repurchase. The Company elected to account for the convertible notes in their entirety at fair value through profit and loss.

Subsequently, the note holders were given the option to convert at a conversion price of $4.00 per share prior to July 31, 2024. On June 28, 2024, all of the holders of the convertible notes elected to convert to common shares. The Company paid cash interest of $40,563 and accrued interest of $38,462 was converted, along with the principal amount of $5,172,500, into 1,308,798 common shares.

During prior periods, the Company issued convertible promissory notes in the principal amount of $2,500,000. The convertible promissory notes accrued interest at the rate of 8% per annum and had a maturity date of December 31, 2023. At maturity the notes were payable in full, including unpaid accrued interest, or the convertible note holder could elect to convert to preferred shares. $1,500,000 of the convertible promissory notes could be converted into preferred shares at a price of $2.64122, and $1,000,000 could be converted at a price determined by dividing $25,000,000 by the fully diluted outstanding shares at the time of conversion, excluding other dilutive instruments.

In the event of a financing greater than $3,000,000 prior to maturity, the outstanding principal of the convertible debentures of $2,500,000 and any unpaid accrued interest automatically converted into preferred shares at the lesser of 80% of the price per share paid by other purchasers or the base conversion rate. This conversion results in a potential variable number of shares being issued on conversion, and as such the conversion options were accounted for as an embedded derivative liability, since they did not meet the criteria for equity classification. The conversion options were accounted for at fair value and were revalued at each reporting period end. The residual value was accounted for at amortized cost using the effective interest rate after adjusting for transaction costs.

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

The promissory notes were converted immediately prior to the RTO transaction for 647,224 common shares of SkinJect.

5. Share capital

[a] Authorized

The Company has an unlimited number of common shares with no par value authorized. Each holder of common shares is entitled to one vote for each share owned on all matters voted upon by shareholders.

[b] Issued and outstanding

	Common shares
	#	$
Balance - December 31, 2023	8,076,673	19,835,839
Conversion of debt (Note 4)	1,308,798	5,210,962
Issuance of common shares (i)	1,461,250	5,470,000
Balance - September 30, 2024	10,846,721	30,516,801

(i) Issuance of common shares

On June 28, 2024, the Company issued 1,461,250 common shares as part of a private placement for total proceeds of $5,845,000 at $4.00 per common share. The company incurred finders' fees of $375,000, which were recognized in equity as deduction from the gross proceeds received.

6. Share-based compensation

The Company has established an Equity Incentive Plan (the "Plan") which is administered by the Board of Director's of the Company. Participants under the Plan include directors, officers, employees and consultants of the Company. The Company may issue share options or restricted share units ("RSUs") under the Plan. Each share option can be exercised into one common share of the Company upon vesting. The Board of Directors determines, among other things, the eligibility of individuals to participate in the Plan, the term and vesting periods, and the exercise price of options granted to individuals under the Plan. The options shall carry neither rights to dividends nor voting rights. Except as otherwise set forth, holders of RSUs may, as determined by the Board of Directors, have the right to receive dividends or other distributions if paid on such shares.

Each share option converts into one common share of the Company on exercise. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry.

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

The change in the number of share options outstanding during the period ended September 30, 2024, were as follows:

	Number of options	Weighted average exercise price
	#	C$
Outstanding at December 31, 2023	812,500	1.16
Granted	125,000	4.52
Forfeited	(50,000)	1.16
Outstanding at September 30, 2024	887,500	1.63
Exercisable at September 30, 2024	887,500	1.63

The following table is a summary of the Company's share options outstanding as at September 30, 2024:

Options outstanding			Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Exercise price	Number outstanding
C$	#	#	C$	#
1.16	762,500	4.07	1.16	762,500
3.34	25,000	4.74	3.34	25,000
4.80	62,500	4.50	4.80	62,500
4.84	37,500	4.50	4.84	37,500
1.63	887,500	4.14	1.63	887,500

The Company recognized share-based compensation for the three and nine months ended September 30, 2024 of $nil and $580,629 (2023 - $nil and $nil).

On June 25, 2024, the Board of Directors approved the acceleration of vesting for all outstanding share options to June 25, 2024, resulting in the Company recognizing the remaining expense for all share options outstanding and unvested as of that date.

Measurement of fair values

The fair value of share options granted during the period ended September 30, 2024, were estimated at the date of grant using the Black-Scholes option pricing model with the following inputs:

2024
Grant date share price	C$1.02 - C$4.90
Exercise price	C$1.16 - C$4.84
Expected dividend yield	-
Risk free interest rate	3.69% - 4.24%
Expected life	5 years
Expected volatility	96% - 97%

Expected volatility was estimated by using the historical volatility of other companies that the Company considers comparable that have trading and volatility history. The expected option life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on Canadian government bonds with a remaining term equal to the expected life of the options.

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

7. Loss per share

Net loss per common share represents net loss attributable to common shareholders divided by the weighted average number of common shares outstanding during the period.

Diluted loss per common share is calculated by dividing the applicable net loss by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period.

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Net loss attributable to shareholders	$(2,959,216)	$(2,963,692)	$(8,880,935)	$(3,936,284)
Weighted average number of common shares outstanding during the period	9,514,738	2,019,505	9,037,153	1,930,261
Basic and diluted net loss per share attributable to shareholders	$(0.31)	$(1.47)	$(0.98)	$(2.04)

For all the periods presented, diluted loss per share equals basic loss per share due to the anti-dilutive effect of the note payable, convertible promissory notes, preferred shares and share options. The outstanding number and type of securities that could potentially dilute basic net loss per share in the future but would have decreased the loss per share (anti-dilutive) presented for the periods ended September 30, 2024 and 2023 are as follows:

	September 30, 2024	September 30, 2023
	#	#
Share options	887,500	-
Total dilutive shares	887,500	-

8. General and administrative expenses

General and administrative expenses for the three and nine months ended September 30, 2024 and 2023 are comprised of:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
	$	$	$	$
Professional fees	1,137,176	124,904	2,811,358	483,679
Consulting fees	417,405	60,000	1,356,599	180,000
Salaries, wages and benefits	279,358	-	819,717	-
General office, insurance and administration expenditures	157,018	1,514	580,335	62,278
Investor relations	210,954	-	440,484	-
	2,201,911	186,418	6,008,493	725,957

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

9. Finance expense (income), net

Finance expense (income), net consists of the following for the three and nine months ended September 30, 2024 and 2023:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
	$	$	$	$
Accretion and interest expense (Note 4)	-	306,477	79,025	739,096
Fair value adjustment on derivative liability	-	(264,123)	-	(670,102)
Dividend expense	-	143,860	-	431,585
Interest income	(55,514)	-	(55,514)	-
Lease interest accretion (Note 3)	8,983	-	27,227	-
Finance expense (income), net	(46,531)	186,214	50,738	500,579

10. Commitments and contingencies

Commitments

The Company has a license agreement with the University of Pittsburgh, under which the Company has an obligation to pay an annual license maintenance fee of $5,000 until sales from products under the license occur. Upon achieving sales the Company will pay annual royalties of the greater of $50,000 and 3.0% of net sales. The Company has not made any sales of products under the license as of September 30, 2024. The Company is also obligated to pay 15.0% of any execution fees, maintenance fees, milestone fees and all other non-royalty payments received from any sublicensees. The Company has not currently entered into any sublicense agreements. The Company also reimburses the University of Pittsburgh for patent legal expenses incurred related to the license agreement. During the three and nine months ended September 30, 2024, the company recognized $7,720 and $39,689 (2023 - $20,045 and $62,892) in annual maintenance and patent legal expenses related to the license agreement.

Contingencies

In the ordinary course of business, from time to time, the Company may be involved in various claims related to operations, rights, commercial, employment or other claims. Although such matters cannot be predicted with certainty, management does not consider the Company's exposure to such claims to be material to these consolidated financial statements.

11. Related party transactions

The Company had an agreement with Velocity Fund Management, LLC ("VFM"), an affiliate of a shareholder of the Company, that provided for certain managerial positions to be filled from within VFM. These employees were not deemed employees of the Company, and VFM was responsible for the payment and provision of all wages, bonuses, commissions and benefits. Reimbursable salaries paid to VFM were $nil during the periods ended September 30, 2024 (2023 - $60,000). This agreement was terminated on September 29, 2023.

On October 18, 2023, the Company signed an agreement with RBx, that provides for certain managerial positions to be filled from within RBx. RBx is responsible for the payment and provision of all wages, bonuses, and benefits for these positions. Reimbursable salaries paid to RBx pursuant to this agreement are $125,000 per month. Reimbursable salaries paid to RBx were $375,000 and $1,050,000 during the three and nine months ended September 30, 2024 (2023 - $nil and $nil). Additional expenses of $36,829 and $161,006 were incurred by RBx on behalf of the Company in the three and nine months ended September 30, 2024. The Company paid $403,506 and $1,233,534 to RBx during the three and nine months ended September 30, 2024 (2023 - $nil and $nil). The total amount of accounts payable to RBx was $143,422 as of September 30, 2024 (December 31, 2023 - $165,950).

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

In connection with the convertible notes issued by the Company on May 3, 2024 (Note 4), related parties consisting of key management personnel subscribed for 168,750 convertible notes in the principal amount of $675,000. Upon conversion the Company settled the convertible notes, along with accrued but unpaid interest, with 172,953 common shares.

Key management personnel compensation during the periods ended September 30, 2024 and 2023 comprised:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
	$	$	$	$
Salaries and benefits	359,489	-	1,014,849	-
Share-based payments	-	-	435,717	-
Total	359,489	-	1,450,566	-

12. Capital management

The Company's capital management objectives are to maintain financial flexibility in order to pursue its strategy of organic growth and to provide returns to its shareholders. The Company defines capital as the aggregate of its share capital and borrowings.

Total managed capital is as follows:

	September 30, 2024	December 31, 2023
	$	$
Share capital	30,516,801	19,835,839
	30,516,801	19,835,839

The Company manages its capital structure in accordance with changes in economic conditions. In order to maintain or adjust its capital structure, the Company may elect to issue or repay financial liabilities, issue shares, repurchase shares, pay dividends or undertake any other activities as deemed appropriate under the specific circumstances. The Company is not subject to any externally imposed capital requirements.

13. Subsequent events

On October 28, 2024, the Company effected  the Share Consolidation at a ratio of 1-for-2.  The Share Consolidation was approved by the shareholders of the Company on June 25, 2024, and by the board of directors of the Company on October 15, 2024.

After the completion of the Share Consolidation, the number of the Company's issued and outstanding common shares decreased from 21,693,560 to 10,846,721. The par value of the Company's common shares remains unchanged at $nil per share after the Share Consolidation. The Share Consolidation was completed in preparation for a proposed U.S. listing.

On November 14, 2024, the Company granted 100,000 share options to an officer of the Company with an exercise price of C$3.25 and an expiry date of November 14, 2029. Each share option can be exercised to acquire one common share of the Company. The share options will vest over 5 years.

Medicus Pharma Ltd.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months ended September 30, 2024 and 2023
(unaudited) (expressed in United States dollars, except number of shares)

On November 15, 2024, the Company closed its initial public offering in the United States of 970,000 units, at a price of $4.125 per unit. Each unit consists of one common share of the Company and one warrant to purchase one common share. The warrants have an exercise price of $4.64 per share and will expire 5 years from the date of issuance. In connection with the offering, the underwriter partially exercised its overallotment option and purchased an additional 145,500 warrants at $0.01 per warrant. The common shares and the warrants commenced trading on Nasdaq under the symbols "MDCX" and "MDCXW," respectively, on November 14, 2024. The common shares will continue to trade on the TSXV under the symbol "MDCX". The warrants will not trade on the TSXV.

On November 20, 2024, the Company granted 50,000 share options to a consultant of the Company with an exercise price of C$2.70 and an expiry date of November 20, 2029. Each share option can be exercised to acquire one common share of the Company. The share options are fully vested upon the date of grant.